Exhibit 5

Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
(202) 637-5600

September 29, 2003

Board of Directors
Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, VA 22102

Ladies and Gentlemen:

     We are acting as counsel to Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of 750,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”) issuable in connection with the Company’s 2003 Stock Option and Restricted Stock Plan (the “2003 Option Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4.	Resolutions of the Board of Directors of the Company adopted on March 19, 2003 and May 13, 2003 and resolutions of the stockholders of the Company adopted on May 12, 2003, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, among other things, approving and adopting the 2003 Option Plan and approving the filing of the Registration Statement.

5.	The 2003 Option Plan, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance of the Shares in accordance with the terms of the 2003 Option Plan, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P. HOGAN & HARTSON L.L.P.